EXHIBIT 2.2


                              FOR IMMEDIATE RELEASE
                              ---------------------

November 12, 2001

Research, Incorporated                           Contact: Brad Yopp
6425 Flying Cloud Drive                                   Research, Incorporated
Eden Prairie, MN 55344                                    (612) 829-8391
                                                          Byopp@researchinc.com



                RESEARCH, INCORPORATED SELLS REFLOW OVEN BUSINESS
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Eden Prairie, MN, - Research, Incorporated (Nasdaq: RESR) announced today that it has sold substantially all of the assets of its reflow oven business to CVD Equipment Corporation, a publicly-held company located in Ronkonkoma, New York, that designs and builds standard and custom, high temperature chemical deposition systems for the semiconductor industry.

"This transaction is a significant step in a comprehensive plan to restore and maintain the viability of our core businesses," said Brad Yopp, Research, Inc.'s President. "This will give us liquidity to satisfy our short-term obligations while, at the same time, allowing us to focus on long-term growth and profitability in markets that we know very well. We also believe that CVD's marketing, sales, engineering and service capabilities will enable it to provide quality support and field service to the reflow oven customers who have supported us over the years."

Research, Inc. designs and manufactures complete product solutions based on its core competency: the precise control of heat. The company targets high-growth markets worldwide, including printing (ink drying and paper transport systems) and plastics extrusion. Research, Inc. is headquartered in Eden Prairie, Minnesota. The company's common stock trades on the Nasdaq SmallCap Market under the symbol, RESR. Additional news and information can be found on the company's Website located at www.researchinc.com.

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